Exhibit 99.1

AleAnna, Inc. Reports Second Quarter 2026 Results

AleAnna, Inc. reports positive Adjusted EBITDA[1] and net income for the fifth consecutive quarter

DALLAS – August 13, 2026 – AleAnna, Inc. (“AleAnna” or “the Company”) (NASDAQ: ANNA) today announced financial and operational results for the second quarter of 2026. AleAnna reported net income of $3.8 million and Adjusted EBITDA[1] of $4.1 million. AleAnna closed the period with a strong cash position of $32.6 million, supporting ongoing development activity and future strategic initiatives.

Financial and Operational Update

Following production ramp-up and stabilization at the Longanesi field during 2025, the Company recognized approximately $9.5 million of Conventional segment revenue during the second quarter of 2026 from sales of its share of production from the Longanesi field.

In the second quarter of 2026, the Company reported net income of $3.8 million and Adjusted EBITDA[1] of $4.1 million, compared to approximately $0.6 million and $0.8 million, respectively, in the same period of 2025.

During the first quarter of 2026, the Company announced significant increases in Proved Reserves Volumes in its year-end 2025 Third-Party Reserves Report from DeGolyer and MacNaughton, which reported an increase of Total Proved Reserves by 47% as compared to year-end 2024 after adjusting for 2025 production volumes.

Longanesi production and development

The Company successfully commenced production from its Longanesi field during 2025. In the first six months of 2026, the field has continued to perform strongly, delivering solid production volumes and consistent operational performance.

During the six months ended June 30, 2026 construction activities continued on the permanent production facility for the Longanesi concession, which is being developed together with the joint venture partner and operator. The transition from the existing temporary production facilities to permanent production infrastructure represents an important milestone in the maturation of the concession and is expected to support its long-term development. Upon completion, the permanent facility is expected to improve production operations and provide a stronger foundation for the continued development of one of the Company’s core assets.

[1] This is a non-GAAP financial measure. Refer to Non-GAAP Performance Measures and Definitions for further details.

Gradizza development

During the second quarter of 2026, AleAnna commenced construction activities at the Gradizza field development project, representing a significant milestone in the advancement of our Italian conventional natural gas portfolio. Gradizza is expected to become AleAnna’s first wholly owned and operated production asset and reflects our strategy of increasing exposure to operated assets with long-term production potential. The commencement of construction follows the completion of key permitting and development activities, marking the transition of the project from the planning and authorization phase into execution. We believe the advancement of Gradizza further strengthens the portfolio of producing and development-stage assets and supports our objective of creating long-term value through the development of strategically positioned domestic natural gas resources.

Management Commentary

Marco Brun, Chief Executive Officer, commented on AleAnna’s recent accomplishments: “We continued to deliver strong financial results, generating approximately $4.1 million of Adjusted EBITDA¹, primarily driven by production from the Longanesi field. Since commencing production last year, Longanesi has continued to perform well, and the field remains on track to outperform our initial expectations.

At the same time, we continue to execute on our broader growth strategy. With a solid balance sheet, positive cash flow, and a growing asset base, we believe AleAnna is well-positioned to deliver sustainable long-term value for our shareholders. In the current energy environment, we also believe the Company is uniquely positioned to contribute to Italy’s energy security through increased domestic natural gas production while creating meaningful value for our stakeholders.”

About AleAnna

AleAnna is a technology-driven energy company, focused on growing gas production in Italy and helping drive Italy’s energy future. Further details can be found on our website at www.aleannainc.com/AboutAleAnna.

Forward-Looking Statements

The information included herein contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements, other than statements of present or historical fact included herein regarding AleAnna’s future operations, production, financial position, plans and objectives are forward-looking statements. AleAnna’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements, which speak only as of the date made. A list and descriptions of these risks, uncertainties and other factors can be found in AleAnna’s most recent Annual Report on Form 10-K, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in AleAnna’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities Exchange Commission (“SEC”). SEC filings are available on the SEC’s website at www.sec.gov. Except as otherwise required by applicable law, AleAnna disclaims any duty to update any forward-looking statements, all expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof.

Investor Relations Contact

Ivan Ronald

ironald@aleannagroup.com

Website

https://www.aleannainc.com/

ALEANNA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$10,215,119	$4,030,410	$19,558,636	$4,675,010

Operating expenses (income):
Cost of revenues	1,467,135	301,521	3,018,130	1,139,916
Lease operating expense	1,828,081	1,094,407	3,143,185	1,094,407
General and administrative	4,062,501	1,790,053	6,278,074	5,114,898
Depreciation and depletion	881,978	229,430	2,060,430	302,536
Accretion and remeasurement of asset retirement obligation	62,151	31,696	(551,537)	65,201
Total operating expenses	8,301,846	3,447,107	13,948,282	7,716,958

Operating income (loss)	1,913,273	583,303	5,610,354	(3,041,948)

Other income:
Interest and other income	148,439	154,031	288,276	391,636
Total other income	148,439	154,031	288,276	391,636

Income (loss) before income taxes	2,061,712	737,334	5,898,630	(2,650,312)
Income tax benefit (expense)	1,737,236	(92,671)	1,299,839	(44,395)
Net income (loss)	3,798,948	644,663	7,198,469	(2,694,707)
Net (income) loss attributable to noncontrolling interests	(1,441,359)	(295,720)	(2,767,011)	1,037,511
Net income (loss) attributable to Class A Common stockholders	$2,357,589	$348,943	$4,431,458	$(1,657,196)

Other comprehensive (loss) income
Currency translation adjustment	$(310,197)	$2,941,883	$(1,381,850)	$4,081,186
Comprehensive income	3,488,751	3,586,547	5,816,619	1,386,480
Comprehensive (income) attributable to noncontrolling interests	(1,320,206)	(1,444,733)	(2,227,301)	(556,481)
Total comprehensive income attributable to Class A Common stockholders	$2,168,545	$2,141,814	$3,589,318	$829,999

Weighted average shares of Class A Common Stock outstanding, basic and diluted	40,901,518	40,615,773	40,781,367	40,596,209
Net income (loss) per share of Class A Common Stock, basic and diluted	$0.06	$0.01	$0.11	$(0.04)

ALEANNA, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2026	December 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$32,619,509	$31,826,830
Restricted cash	1,266,155	1,304,129
Accounts receivable	4,656,969	1,959,001
Prepaid expenses and other assets	3,148,864	1,528,622
Total Current Assets	41,691,497	36,618,582

Non-current assets:
Natural gas and other properties, successful efforts method, net of accumulated depreciation and depletion of $4,237,638 and $2,932,984, respectively	44,207,283	42,553,580
Renewable natural gas properties, net of accumulated depreciation of $677,324 and $508,583, respectively	10,448,043	10,744,121
Value-added tax refund receivable	8,519,009	9,589,576
Operating lease right-of-use assets	113,715	1,790,461
Deferred tax assets	2,318,090	-
Total Non-current Assets	65,606,140	64,677,738
Total Assets	$107,297,637	$101,296,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$8,531,080	$6,776,384
Income tax payable	1,451,851	417,568
Lease liability, short-term	152,213	200,419
Contingent consideration liability, short-term	11,823,719	11,576,846
Total Current Liabilities	21,958,863	18,971,217

Non-current Liabilities:
Asset retirement obligation	3,024,648	4,507,921
Deferred tax liability	870,618	897,812
Lease liability, long-term	-	1,588,243
Contingent consideration liability, long-term	15,549,179	16,651,065
Total Non-current Liabilities	19,444,445	23,645,041
Total Liabilities	41,403,308	42,616,258

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, par value $0.0001 per share, 150,000,000 shares authorized, 40,940,000 and 40,659,881 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	4,094	4,066
Class C Common Stock, par value $0.0001 per share, 70,000,000 shares authorized, 25,994,400 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2,599	2,599
Additional paid-in capital	230,037,906	228,640,286
Accumulated other comprehensive loss	(4,783,528)	(3,941,388)
Accumulated deficit	(184,817,385)	(189,248,843)
Noncontrolling interest	25,450,643	23,223,342
Total Stockholders’ Equity	65,894,329	58,680,062
Total Liabilities and Stockholders’ Equity	$107,297,637	$101,296,320

Non-GAAP Performance Measures and Definitions

In addition to amounts presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we also present certain supplemental non-GAAP performance measures. We believe that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP and provides greater comparability across time periods. These measures are not to be considered more relevant or accurate than the measures presented in accordance with GAAP. The non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures used by other companies. In compliance with the requirements of the SEC, our non-GAAP measures are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measures, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measures.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are both non-GAAP financial measures. EBITDA is calculated as net income (loss) before interest expense and other income, taxes, depreciation, depletion and amortization. The purpose of presenting EBITDA and Adjusted EBITDA is to highlight earnings without finance, taxes, and depreciation and depletion expense, as well as stock compensation and transaction expense, and its use is limited to specialized analysis. We adjust EBITDA for stock compensation and one-off activities such as the remeasurement of the asset retirement obligation to reach Adjusted EBITDA. We present EBITDA and Adjusted EBITDA because we believe it provides useful additional information to investors for specialized analysis of our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as transactions expenses, share-based compensation, and other non-recurring costs.

The following table presents a reconciliation of Adjusted EBITDA to net income for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income (loss)	$3,798,948	$644,663	$7,198,469	$(2,694,707)
Add (deduct):
Interest	(148,439)	(154,031)	(288,276)	(391,636)
Tax (benefit) expense	(1,737,236)	92,671	(1,299,839)	44,395
Depreciation and depletion	881,978	229,430	2,060,430	302,536
EBITDA	$2,795,251	$812,733	$7,670,784	$(2,739,412)
Add (deduct):
Remeasurement of asset retirement obligation	-	-	(639,575)	-
Stock compensation expense	1,347,671	-	1,398,702	-
Adjusted EBITDA	$4,142,922	$812,733	$8,429,911	$(2,739,412)

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